Exhibit 16

Malone & Bailey, PC
2925 Briarpark Drive, Suite 930
Houston, Texas 77042

July 18, 2008

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E., Mail Stop 7010
Washington, DC 20549

RE:	Tiger Renewable Energy Ltd.
Post-Effective Amendment No. 2 to Registration Statement on Form S-1/A

We have read the statements that Tiger Renewable Energy Ltd. included under the Section heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” of Post-Effective Amendment No. 2 to the Registration Statement on Form S-1/A, expected to be filed on July 21, 2008 regarding the change of auditors on March 30, 2007. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made therein.

Very truly yours,

/s/ Malone & Bailey, PC
Malone & Bailey, PC